Exhibit 99.1

Kemper Corporation 200 East Randolph Street Suite 3300 Chicago, IL 60601 kemper.com
Press Release
Kemper Names Bradley T. Camden as Chief Financial Officer

CHICAGO, February 12, 2024 — Kemper Corporation (NYSE: KMPR) announced today that Bradley T. Camden has been named Executive Vice President and Chief Financial Officer, effective immediately. Camden, who has served as Interim CFO since September 2023, will report to Joseph P. Lacher, Jr., Kemper’s President, CEO and Chairman.

“Over the last several months, we conducted a thorough search for a new CFO, and Brad was clearly the strongest choice,” said Lacher. “Brad is a talented leader who is respected and well-regarded by our Board, shareholders and his colleagues. He’s done an excellent job as interim CFO over the last five months, and I have the utmost confidence in his abilities as we move forward. He brings deep financial leadership experience to the CFO role, has a strong background in building and leading high-performing teams, and is an excellent communicator. He will be an important contributor as we continue to execute on our strategic priorities.”

Camden joined Kemper in 2020 as Senior Vice President and Treasurer, and has since led many critical strategic initiatives as well as the company’s capital market management, and ALM and risk management initiatives. He is also a key leader on the company’s corporate development activities. Prior to Kemper, Camden spent 15 years at Northern Trust Asset Management, where he served in a number of finance leadership roles including Head of Long Duration Fixed Income, Head of Active and Quantitative Strategies, Director of Fixed Income Strategy, among others. He has a B.A. in economics from DePauw University and is a Chartered Financial Analyst (CFA).

"I'm honored to accept this opportunity to continue working with Joe and the incredible leadership team at Kemper, and play a meaningful role as we advance our growth and profitability goals,” said Camden. “A great many opportunities lie ahead for Kemper and I’m glad to be part of the journey.”

About Kemper
The Kemper family of companies is one of the nation's leading specialized insurers. With approximately $13 billion in assets, Kemper is improving the world of insurance by providing affordable and easy-to-use personalized solutions to individuals, families and businesses through its Kemper Auto and Kemper Life brands. Kemper serves over 4.9 million policies, is represented by 23,700 agents and brokers, and has 8,100 associates dedicated to meeting the ever-changing needs of its customers. Learn more about Kemper.

Contacts
News Media: Barbara Ciesemier, 312.661.4521, bciesemier@kemper.com
Investors: Michael Marinaccio, 312.661.4930, investors@kemper.com